                                                                   EXHIBIT 10.12

                             [FIREPOND LETTERHEAD]


November 21, 2000


Mr. Joel Radford
FirePond
890 Winter Street #300
Waltham, MA 02451



Dear Joel:

This letter confirms the parameters of the offer presented to you for your consideration by Klaus Besier, CEO.

POSITION

Effective November 1, 2000 your position will be that of Vice President - Mergers and Acquisitions. This position will report directly to the CEO and will be a member of the Executive Staff.

BASE SALARY

Your base salary will be $7500 per semi-monthly pay period. This equates to an annual rate of $180,000.

CASH INCENTIVE PROGRAMS

For Fy'01, you will participate in the FirePond Global Cash Incentive Plan. Your target bonus is 40% of your annual base pay based on 100% achievement of approved MBO's and is contingent on the company achieving its budgeted FY'01 annual revenue and net income, adjusted for any acquisitions. You should present a list of 4-5 MBO's for consideration to Klaus Besier no later than November 30, 2000.

If earned, this bonus payment will be made in December 2001, provided you are employed by the company at the time. There are no pro-ration provisions.

For FY'00, should the FirePond Board of Directors approve a cash payment to participants in the Stock Based Incentive Plan, you would be eligible to receive $50,000.

STOCK OPTIONS

In addition to the cash compensation detailed above, FirePond, upon Board of Director Approval, will issue to you 50,000 Stock Options at the market closing price on November 1, 2000. Such options will be subject to the standard change of control policy. All other prior option agreement remain in force and become a part of this offer.

SEVERANCE ALLOWANCE

In the event that your employment is terminated by the company for any reason other than for just cause, you will receive six (6) months base salary paid in 12 equal installments less applicable tax withholdings. The company will also pay your COBRA costs during this time period provided that you continue to pay the required employee premium portion. In exchange for this promise of severance, you agree to execute a full and complete release of liability and adhere to the provisions of your Employee Agreement Regarding Inventions, Confidentiality and Non-Competition.

OTHER CONDITIONS

This letter along with the above mentioned agreement relating to proprietary rights between you and the company and stock option grant agreements, sets forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by written agreement signed by you and myself.

It is recognized that this offer of employment is not intended to create a contract of employment other than as stated above and both FirePond and you retain the right to terminate the employment relationship at any time without cause.

Sincerely,

/s/  Michael Dudich
--------------------------------
Michael Dudich
Vice President - Human Resources


cc: Klaus Besier

The undersigned accepts the above employment offer, agrees that it contains the terms of employment with FirePond, and that there are no other terms, expressed or implied. By accepting this offer of employment, the undersigned is acknowledging that no prior employment obligations or other contractual restrictions exist which preclude employment with FirePond. It is further understood that this offer is confidential and disclosure outside of your family or financial, accounting, and/or legal advisers may result in termination of employment or withdrawal of this offer.


Accepted:


/s/ Joel Radford                                               11/21/00
--------------------------------------------------------------------------------
Joel Radford                                                     Date